Crossmark ETF TrustSteward Funds, Inc.

Supplemental Code of Ethics under the Sarbanes-Oxley Act

I.	INTRODUCTION

The Board of Trustees of Crossmark ETF Trust and the Board of Directors of Steward Funds, Inc., which are comprised of the same members (collectively, the Board), have established this Code of Ethics (the Code) in accordance with the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The respective series of Crossmark ETF Trust and Steward Funds, Inc. are referred to herein as the Funds.  This Code does not supersede or otherwise affect the separate code of ethics that the Funds, the investment adviser to the Funds and the principal underwriter for the series of Steward Funds, Inc. have adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the 1940 Act).

This Code is designed to deter wrongdoing and promote:

·	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

·

full, fair, accurate, timely, and understandable disclosure in reports and documents the Funds file with, or submit to, the Securities and Exchange Commission (SEC) and in other public communications made by the Funds;

·	compliance with applicable governmental laws, rules, and regulations;

·	the prompt internal reporting of violations of the Code to an appropriate person or persons; and

·	accountability for adherence to the Code.

The Code applies to the Funds' chief executive officer, chief financial officer and chief accounting officer, or persons performing equivalent functions (collectively, the Covered Officers, each of whom is identified in Exhibit A). The Code assigns a role to a Compliance Officer. The Compliance Officer is also identified in Exhibit A.

II.	PRINCIPLES OF HONEST AND ETHICAL CONDUCT

A.	General Objectives

The Funds expect their Covered Officers to adhere to the highest possible standards of honest and ethical conduct. All Covered Officers are expected to handle actual or apparent conflicts of interest between personal and professional relationships in a manner that is above reproach, and to place the interests of the Funds above their own personal interests.

B.	Conflicts of Interest

Each Covered Officer should be scrupulous in avoiding a conflict of interest with regard to the Funds. A conflict of interest occurs when a Covered Officer's private interest interferes in any way—or even appears to interfere—with the interests of the Funds. A conflict situation can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her work for the Funds objectively and effectively. Conflicts of interest also arise when a Covered Officer, or a member of his or her family, receives improper benefits as a result of his or her position with the Funds, whether such benefits are received from the Funds or a third party. Any conflict of interest that arises in a specific situation or transaction must be disclosed by the Covered Officer and resolved before taking any action.

Conflicts of interest may not always be evident, and Covered Officers should consult with the Compliance Officer or the Funds’ legal counsel if they are uncertain about any situation.

Examples of possible conflicts of interest include:

1.	Outside Employment or Activities

A Covered Officer may not engage in any outside employment or activity that interferes with his or her performance or responsibilities to the Funds or is otherwise in conflict with or prejudicial to the Funds. A Covered Officer must disclose to the Compliance Officer any outside employment or activity that may constitute a conflict of interest and obtain the Compliance Officer's approval before engaging in any such employment or activity.

2.	Gifts

Covered Officers may not accept gifts or other items of more than de minimis value from any person or entity that does business with or on behalf of the Funds.

3.	Other Situations

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations in this Code. If a proposed transaction or situation raises any questions or doubts, a Covered Officer should consult with the Compliance Officer or the Funds' counsel before engaging in the transaction or activity.

C.	Corporate Opportunities

A Covered Officer may not exploit for his or her own personal gain, or for the personal gain of his or her family members or relatives, opportunities that are discovered through the use of the Funds’ property, information, or position, unless the opportunity is first disclosed fully in writing to the Board and the Board declines to pursue such opportunity.

III.	FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE IN FUND DISCLOSURE AND REPORTING DOCUMENTS

As registered funds, it is of critical importance that the Funds’ public communications, reports, and SEC filings contain full, fair, accurate, timely, and understandable disclosure. Accordingly, the Funds’ Covered Officers are expected to consider it central to their roles as officers of the Funds to promote full, fair, accurate, timely, and understandable disclosure in the Funds’ public communications and reports, and in the documents that the Funds file with, or submit to, the SEC.

Depending on his or her position with the Funds, a Covered Officer may be called upon to provide necessary information to make the Funds' public reports, communications, and SEC filings and submissions complete, fair, and understandable. The Funds expect their Covered Officers to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Funds' public disclosure requirements. Covered Officers may be asked to certify the accuracy of all responses and information provided for inclusion in the Funds’ public reports, communications, and SEC filings and submissions.

IV.	COMPLIANCE WITH APPLICABLE GOVERNMENTAL RULES AND REGULATIONS

The Funds are subject to regulation by the SEC as registered funds and must comply with federal securities laws and regulations, as well as other applicable laws. Each Covered Officer shall cooperate with the Funds’ counsel, the Funds’ independent accountants, and the Funds’ other service providers with the goal of maintaining the Funds’ material compliance with applicable governmental rules and regulations.

The Funds expect their Covered Officers to comply with all laws, rules, and regulations applicable to the Funds' operations and business. Covered Officers should seek guidance whenever they are in doubt as to the applicability of any law, rule, or regulation, or regarding any contemplated course of action.  Covered Officers should also make use of the various guidelines which the Funds and their service providers have prepared on specific laws and regulations.  When in doubt on a course of action, a good guideline is "always ask first, act later;" if you are unsure of what to do in any situation, seek guidance before you act.

Upon obtaining knowledge of any material violation of any applicable law, rule, or regulation by the Funds or a person acting with or on behalf of the Funds, a Covered Officer shall report such violation to the Compliance Officer, the Funds' counsel, or both. (See Section VI of the Code for a discussion of reporting Code violations.) Each Covered Officer shall cooperate or take such steps as may be necessary or appropriate to remedy any such material violation.

V.	CONFIDENTIALITY

The Funds' Covered Officers must maintain the confidentiality of information entrusted to them by the Funds, except when disclosure is authorized by the Funds’ legal counsel or required by laws or regulations. Whenever possible, Covered Officers should consult with the Funds’ counsel if they believe they have a legal obligation to disclose confidential information. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Funds or its shareholders, if disclosed. The obligation to preserve confidential information continues even after employment as a Covered Officer ends.

VI.	PROMPT INTERNAL REPORTING OF VIOLATIONS OF THE CODE; EVALUATION OF POSSIBLE VIOLATIONS; DETERMINATION OF SANCTIONS

A.

Reporting to Compliance Officer. The Funds' Covered Officers shall promptly report knowledge of, or information concerning, any material violation of this Code to the Compliance Officer. Any such report by a Covered Officer shall describe in reasonable detail the conduct that such Covered Officer believes is in violation of the Code. The Compliance Officer shall also have the authority to report a suspected material violation of the Code, if no report is made by a Covered Officer.

B.   Evaluation of Reports. The Compliance Officer shall then consult with the Funds’ counsel to the extent necessary to determine whether the reported conduct actually violates the Code. If it is determined that there has been a violation of the Code, the Compliance Officer will determine (in consultation with the Funds’ counsel) whether the violation has had or may have, in the reasonable judgment of the Compliance Officer, a material adverse impact on the Funds.

1.    No Material Adverse Impact on the Funds. If the Compliance Officer determines that the violation has not caused a material adverse impact on the Funds, the Compliance Officer shall determine what sanctions, if any, may be appropriate for the violation.

2.

Material Adverse Impact on the Funds. If the Compliance Officer determines that the violation has caused a material adverse impact on the Funds, the Compliance Officer shall promptly notify the Board of such violation.  The Board shall be entitled to consult with independent legal counsel to determine whether the violation actually has had a material adverse impact on the Funds; to formulate sanctions, if any, appropriate for the violation; or for any other purpose that the Board, in its business judgment, determines to be necessary or advisable.

C.

Reports by Compliance Officer to Board. The Compliance Officer shall report to the Board at the next regularly scheduled Board meeting (or sooner, if necessary) any violations of this Code with respect to the Funds (whether or not they caused a material adverse impact on the Funds) and any sanctions imposed.

VII.	WAIVERS OF PROVISIONS OF THE CODE

A.

Waivers.  A Covered Officer may request a waiver of a provision of this Code if there is a reasonable likelihood that a contemplated action would be a material departure from a provision of the Code.  Waivers will not be granted except under extraordinary or special circumstances.

The process of requesting a waiver shall consist of the following steps:

a.	The Covered Officer shall set forth a request for waiver in writing and submit such request to the Compliance Officer.
b.

The request shall describe the conduct, activity, or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity, or transaction.

c.	The determination with respect to the waiver shall be made in a timely fashion by the Compliance Officer, in consultation with the Funds’ counsel, and submitted to the Board for ratification.

d.	The decision with respect to the waiver request shall be documented and kept in the Funds' records for the appropriate period mandated by applicable law or regulation.

B.

Disclosure of Waivers. To the extent required by applicable law, waivers (including implicit waivers) shall be publicly disclosed on a timely basis. An implicit waiver is defined as the Funds' failure to act within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Funds. For this purpose, an executive officer is the Funds’ President or Chief Executive Officer, Vice President (who is in charge of a principal policymaking function), or any other person who performs similar policymaking functions for the Funds.

For the purpose of determining whether an implicit waiver has occurred, if a material departure from a provision of the Code is known only by the Covered Officer who has caused the material departure, the material departure will not be considered to have been made known to an executive officer of the Funds.

VIII.	ACCOUNTABILITY FOR ADHERENCE TO THE CODE

The matters covered in this Code are of the utmost importance to the Funds and their shareholders, and are essential to the Funds’ ability to conduct its business in accordance with its stated values. The Funds’ Covered Officers are expected to adhere to these rules in carrying out their duties for the Funds.

The Funds will, if appropriate, act against any of its Covered Officers whose actions are found to violate this Code. Sanctions for violations of the Code may include, among other things, a requirement that the violator undergo training related to the violation, a letter of sanction, the imposition of a monetary penalty, and/or suspension or termination of the employment of the violator. Where the Funds have suffered a loss because of violations of this Code or applicable laws, regulations, or rules, they may pursue remedies against the individuals or entities responsible.

IX.	RECORDKEEPING

A.

General. The Funds require accurate recording and reporting of information in order to make responsible business decisions.  The Funds' books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Funds' transactions, and must conform both to applicable legal requirements and to the Funds' system of internal controls.

B.

Code of Ethics Records. A copy of this Code, any amendments hereto, and any reports or other records created in relation to waivers of or amendments to provisions of this Code shall be kept as records of the Funds for six years from the end of the fiscal year in which such document was created.  Such records shall be furnished to the SEC or its staff upon request.

X.	AMENDMENTS TO THE CODE

The Covered Officers and the Compliance Officer are encouraged to recommend improvements to this Code to the Board. The Board may amend the Code in its discretion with respect to the Funds. In connection with any amendment to the Code, the Compliance Officer shall prepare a brief description of the amendment, in order that this description may be disclosed in accordance with applicable law and regulations.

DATED:. June 25, 2025

Exhibit A

Covered Officers

Robert C. Doll, CFA, President, Crossmark ETF Trust and Steward Funds, Inc.

Sheri Steward Morris, Treasurer and Principal Financial Officer, Crossmark ETF Trust

Monique D. Labbe, Treasurer and Principal Financial Officer, Steward Funds, Inc.

Compliance Officer

Jim Coppedge

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